FOR IMMEDIATE RELEASE	CONTACT
July 13, 2007	Thomas T. Fleming
Chairman & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES KIRKBRIDE REALTY CORPORATION’S
INVOLUNTARY BANKRUPTCY

On July 10, 2007 CoreCare Systems, Inc. (“CoreCare”) was notified that certain creditors of its wholly owned subsidiary Kirkbride Realty Corporation (“Realty”) had filed for Realty’s involuntary bankruptcy.  Kirkbride Realty Corporation, a wholly owned subsidiary of CoreCare Systems, Inc., owns the property known as the Blackwell Human Services Campus at 49th and Market Streets in Philadelphia, Pa.

The Campus, comprised of 21 acres with buildings of approximately 420,000 square feet is leased primarily by Kirkbride Center, a behavioral healthcare provider which is a wholly owned subsidiary of CoreCare, as well as  third party tenants.  Kirkbride Realty Corporation took possession of the property in July 2004 in a transfer of ownership from Kirkbride Center, another wholly owned subsidiary of CoreCare, pursuant to the plan of reorganization in the prior voluntary bankruptcy of the subsidiaries which owned the real estate and operated the Kirkbride Center.  At that time the property’s first mortgage expiration was extended by 36 months to May, 2007.  .

We announced our intention to sell the property in December, 2007, and subsequently entered into a  Purchase and Sell Agreement with  a closing date of July 7, 2007 but was not able to consummate as the Buyer  could not obtain timely financing to affect the purchase.  To avoid foreclosure the Company simultaneously sought bridge refinancing of the property’s first mortgage; while negotiating a transition agreement with the first mortgage holder.  On July 9, 2007 however, certain of the property’s creditors petitioned for involuntary bankruptcy of the property.  Despite notice of the involuntary bankruptcy Kirkbride Realty is continuing its negotiations with all of the noted parties.

The bankruptcy affected only Kirkbride Realty Corporation, none of the other CoreCare subsidiaries are directly effected.  Kirkbride Center continues to operate as the major tenant and does not anticipate any adverse effect on its operations.

The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.